Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release
215.299.6000
fmc.com
For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor contact: Zack Zaki +1.215.299.5899
Zack.Zaki@fmc.com
FMC Corporation provides update to third quarter expectations and full year 2023 outlook
•Third quarter revenue and earnings outlook reduced primarily due to lower volumes in Latin America as destocking was more severe than anticipated
•Results in EMEA, Asia and North America were broadly in line with expectations
•Company initiates an immediate restructuring process in Brazil and launches a broader, more comprehensive process to review and adjust total Company cost structure
PHILADELPHIA, October 23, 2023 – FMC Corporation (NYSE:FMC) today provided an update on third quarter expectations compared to its previously provided outlook1. Revenue in the third quarter is now expected to be $982 million with adjusted EBITDA of $175 million and adjusted earnings per share of $0.44. The revised outlook is mainly driven by substantially lower sales volumes in Latin America, particularly destocking in Brazil and to a lesser degree drought in Argentina. While results for EMEA, North America and Asia were broadly in line with Company expectations, destocking behavior continued in those regions as well.
Based on the current demand environment, the Company is revising its fourth quarter and full year outlook.

	FY 2023	Q4 2023
Revenue	$4,480M to $4,720M	$1,139M to $1,379M
Adjusted EBITDA	$970M to $1,030M	$246M to $306M
“During the third quarter we observed continued channel destocking in all regions; however, the magnitude of the destocking in Brazil was much greater than we had anticipated,” said Mark Douglas, FMC president and chief executive officer. “While application of products by growers remains stable, significant global destocking impacts are expected to persist into next year and we have adjusted our full year outlook accordingly. With destocking conditions not expected to improve in the near-term, we have initiated an immediate restructuring process for our operations in Brazil and have launched a broader, more

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comprehensive process to review and adjust our total Company cost structure. We will discuss these actions and our 2024 outlook at our Investor Day on November 16th.”
Information in this news release is preliminary and intended to be an outlook update. The Company will provide more detail on topics such as cash flow via its upcoming earnings release. FMC will announce its third quarter 2023 earnings on Monday, October 30, 2023, after the stock market close with a webcast conference call on Tuesday, October 31, 2023, at 9:00 a.m. ET.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,600 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified these forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information.
The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 (the "2022 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2022 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). Moreover, investors are cautioned to interpret many of these factors as being impacted as a result of the residual adverse impacts of COVID and governmental, business, and societal responses to COVID. We wish to

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caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
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